                                   EXHIBIT 2

                            Press release regarding
             Trend Micro's consolidated first-half results for the
                      fiscal year ended December 31, 2000


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

                 Trend Micro Posts Record First-Half Earnings
       Net income surges 161% from first half 1999 as sales grow by 71%

Tokyo, Japan, August 10, 2000-Trend Micro Incorporated (Nasdaq:TMIC, Japan OTC:4704), a leading provider of enterprise antivirus and content security software, today announced sales of 9,600 million yen during the first half of 2000, a 70.5% increase over the 5,631 million yen reported for the corresponding period of 1999. Net income climbed to 2,474 million yen, an increase of 160.7% from sales of 949 million yen in the first half of 1999.

The strong gains were driven by an ongoing surge in the sales of high-end Internet-related products, and also reflected income from Nippon Unisoft which was acquired by Trend Micro in February, 2000. Excluding income from Nippon Unisoft, sales climbed 59% to 8,974 million in the first half of 2000. Net income soared 160.7% to 2,474 million yen. The increase also includes extraordinary income associated with a license fee received in connection with the settlement of a patent dispute.

-----------------------------------------------------------
(in millions,                Half Year
except share data)
-----------------------------------------------------------
                     1H FY 00       1H FY 99     Change
-----------------------------------------------------------
Net sales            (Yen)9,600     (Yen)5,631    70.5%
-----------------------------------------------------------
Operating Income     (Yen)3,016     (Yen)1,813    66.3%
-----------------------------------------------------------
Ordinary Income      (Yen)2,972     (Yen)1,916    55.1%
-----------------------------------------------------------
Net income           (Yen)2,474     (Yen)  949   160.7%
-----------------------------------------------------------
Earnings per share   (Yen)38.06     (Yen)45.19
-----------------------------------------------------------

The company reported significant growth in all major markets, as sales of its Internet gateway and email antivirus products remained robust. Europe led all regions with a 182% increase in revenues to 1,870 million yen. Sales in the United States jumped 90% from a year ago to reach 2,778 million yen. Japan remained the largest market, with revenue rising to 3,655 million yen, a 43% rise from 1999. Sales in Taiwan climbed 21% to 832 million yen in the first half of 2000, while sales in other markets rose 82% to 463 million.

Enterprise revenue accounted for 90% of Trend Micro's revenue mix. Sales of Trend Micro's flagship InterScan(R) VirusWall(R) product were up 120%, signaling that it is fast becoming one of the industry's leading gateway virus protection products.

"We experienced another record first half," said Steve Chang, chairman and CEO of Trend Micro. "Our enterprise customer base continues to grow very strongly, which clearly shows the competitive advantage offered by our best-of-breed technology. I am especially pleased with our team's ability to keep delivering superior products to the market. We are successfully executing our Internet strategy -- providing software and services that work as part of the Internet's infrastructure."

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

Highlights From the First Half of 2000

 . Continuing to successfully execute its Internet infrastructure strategy, Trend
  Micro signed agreements with leading telcos, Internet Service Providers (ISP), and Application Service Providers (ASP), including Telstra, Syntegra, US WEST, USinternetworking (USi), Internet Security Systems (ISS), World Online, and InterNoded.

 . Trend Micro announced its carrier-class, Internet gateway virus scanning software solution, InterScan VirusWall for ISPs designed specifically for the rigors of the ISP, ASP, and telco environments.

 . InterScan(R) VirusWall(R) Internet gateway virus protection software became the first antivirus product to achieve Sun Microsystems' SunTone(SM) Application Certification for deployment in ASP environments.

 . In February, Trend Micro acquired Nippon Unisoft, a Japanese Linux/Unix software solution provider. A new subsidiary, ipTrend, has drawn on Unisoft's Internet infrastructure software capabilities to develop a line of Linux-based Internet appliances targeted toward small and medium-sized enterprises who want to deploy ecommerce systems.

 . Trend Micro improved its best-of-breed enterprise product line, with new versions of InterScan(R) VirusWall(R), ScanMail(R) for Exchange and Lotus Notes, InterScan eManager(TM), and InterScan AppletTrap(TM) products.

 . Trend Micro secured many new enterprise customers, including Time Warner, Paine Webber, the US Department of Justice, the US State Department, Volvo, General Mills, Panasonic USA, Verizon Wireless, the Social Security Administration, Cisco Systems, Tyco Electronics, Bell South and Brystol Myers Squibb.

 . Trend Micro expanded its global presence by forming new strategic alliances with partners such as Compaq, Sendmail, NetIQ, Network Appliance, Kforce Consulting, Ultimatico Safeware AG and Computer Sciences Corporation.

 . Trend Micro announced three strategic appointments in the organization during the first half of 2000: Allan Thompson was named the new vice president of North American marketing, Mike Conner was appointed the president of North American operations and Mahendra Negi was appointed the COO/CFO of Trend Micro's subsidiary, ipTrend.

 . In June, Trend Micro settled its patent dispute with Network Associates, Inc.
  in the United States. The two antivirus firms cross-licensed their patent portfolios and ended all pending legal action.

 . PC-cillin(R) 2000, Trend Micro's desktop antivirus software for home users, shipped in April and was the first antivirus product to be certified for Microsoft Windows 2000 by VeriTest, an independent software certification service.

 . Trend Micro was granted one patent by the US Patent and Trademark Office for ActiveX and Java Applet Scanning Technology

 . Worldwide, Trend Micro's enterprise and desktop products were recognized by numerous publications including PC Week, Windows Magazine, Secure Computing, Government Computer News, and Network Computing and won numerous awards and commendations. For a complete list, see http://www.antivirus.com/corporate/press_coverage/awards.htm.

Trend Micro's 1H 2000 financial results described in this release were prepared in accordance with Japanese generally accepted accounting principles (GAAP).

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. The forward-looking statements involve risks and uncertainties including, but not limited to, the effectiveness of Trend Micro's products in protecting against computer viruses, rapid technological change in the antivirus software market, the lack of market acceptance for new products, the ability of Trend Micro to deliver its products in a timely manner and to execute its Internet strategy, and other risks indicated in the Risk Factors section of Trend Micro's annual report on Form 20-F dated May 24, 2000. The annual report is on file with the SEC. Actual results could differ materially. Trend Micro assumes no obligation to update this information.

About Trend Micro Incorporated

Trend Micro provides centrally controlled server-based virus protection and content-filtering products and services. By protecting information that flows through Internet gateways, email servers, and file servers, Trend Micro allows companies worldwide to stop viruses and other malicious code from a central point before they ever reach the desktop.

Trend Micro's corporate headquarters is located in Tokyo, Japan, with business units in North and South America, Europe, Asia, and Australia. The North American head office is located in Cupertino, CA. Trend Micro's products are sold directly and through a network of corporate and value-added resellers. Evaluation copies of all of Trend Micro's products may be downloaded from its award-winning site, http://www.antivirus.com.


Contact: Hiroyuki Nakanishi
Director and Investor Relations Officer
Phone:81-3-5334-3600
Fax:81-3-5334-3653
Mail to: ir@trendmicro.co.jp

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